EXHIBIT 10.7

Execution Copy

TWO FINANCIAL CENTER

Boston, Massachusetts

FIRST AMENDMENT TO LEASE

CARTESIAN, INC.

First Amendment to Lease dated as of May 24, 2015 (“First Amendment”) between Two Financial Center, LLC, a Delaware limited liability company (“Landlord”) and Cartesian, Inc. f/k/a The Management Network Group, Inc., a Delaware corporation (“Tenant”).

Background

Landlord and Tenant are parties to a lease dated August 16, 2010 (the “Lease”) for certain premises located on the eighth (8th) floor of Two Financial Center, Boston, Massachusetts (the “Building”). Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings set forth in the Lease. The Premises contain approximately 11,763 rentable square feet.

The Term of the Lease commenced on February 1, 2011 and is currently scheduled to expire on April 30, 2016. Tenant desires to extend the Term of the Lease for a period ending on October 31, 2021.

Landlord and Tenant desire to enter into this First Amendment to extend the Term of the Lease on the terms more particularly set forth in this First Amendment.

1    Agreement

In consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.           Extension Term.

(a)          Extension. Tenant has exercised its option to extend the Term for an additional five (5) year period pursuant to Section 3.3 of the Lease, and the Term is hereby extended to and including a new expiration date, which shall be October 31, 2021, subject to the terms set forth below. The period beginning on May 1, 2016 (the “Extension Commencement Date”) and ending on October 31, 2021 is hereinafter referred to as the “Extension Term.”

(b)          Base Rent. Commencing on the Extension Commencement Date, Tenant shall pay Base Rent for the Premises at the times and in the manner set forth in Section 4.1 of the Lease, as follows:

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Time Period	Annual Base Rent	Monthly Base Rent	Rent Per Rentable Square Foot
May 1, 2016 to October 31, 2016	$529,335.00	$44,111.25	$45.00
November 1, 2016 to October 31, 2017	$541,098.00	$45,091.50	$46.00
November 1, 2017 to October 31, 2018	$552,861.00	$46,071.75	$47.00
November 1, 2018 to October 31, 2019	$564,624.00	$47,052.00	$48.00
November 1, 2019 to October 31, 2020	$576,387.00	$48,032.25	$49.00
November 1, 2020 to October 31, 2021	$588,150.00	$49,012.50	$50.00

(c)          Abatement. So long as there is no Default of Tenant under the Lease and no event or omission has occurred which with the passage of time or the giving of notice, or both, could constitute a Default of Tenant under the Lease, Tenant shall be entitled to an abatement of the monthly installment of Base Rent (the “Abated Rent”) for the first four calendar months of the Extension Term (the “Rent Abatement Period”), not to exceed $176,445.00 in total. During the Rent Abatement Period only the monthly installments of Base Rent shall be abated, and all remaining costs and charges specified in the Lease shall remain due and payable pursuant to the provisions thereof. If, prior to or during the Extension Term, an uncured Default of Tenant occurs, the Abated Rent shall immediately become due and payable. The payment by Tenant of the Abated Rent in the event of a Default of Tenant shall not limit or affect any of Landlord’s other rights pursuant to the Lease or at law or in equity.

(d)          Tax Base. Effective as of the Extension Commencement Date, the definition of “Base Tax Amount” contained in Section 1.2 of the Lease is herewith deleted, and “Base Tax Amount” shall be defined as the Taxes assessed for the fiscal year ending June 30, 2016 (i.e., July 1, 2015 through June 30, 2016). The previous Base Tax Amount definition contained in Section 1.2 of the Lease shall be applicable through April 30, 2016.

(e)          Base Operating Costs. Effective as of the Extension Commencement Date, the definition of “Base Operating Costs” contained in Section 1.2 of the Lease is herewith deleted, and “Base Operating Costs” shall be defined as the Operating Costs for calendar year 2016. The previous Base Operating Costs definition contained in Section 1.2 of the Lease shall be applicable through April 30, 2016.

(f)          General. Except as otherwise set forth in this First Amendment, Tenant’s lease of the Premises during the Extension Term shall be on all of the terms and conditions of the Lease in effect immediately before the commencement of the Extension Term.

2.           Condition of the Premises.

(a)          Tenant acknowledges that Tenant is in possession of the Premises, that Tenant is leasing the Premises in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Premises have been made by Landlord or any party acting on Landlord's behalf. Tenant shall be responsible, at Tenant’s sole cost and expense, to refurbish the Premises. All construction work done by Tenant in connection with Tenant’s refurbishment of the Premises (the “TI Work”), as well as any and all construction work to be done by or for Tenant with respect to the Premises at any time subsequent to the date hereof, shall be done in accordance with Article VI of the Lease.

(b)          Tenant Improvement Allowance. Provided that no Default of Tenant has occurred and continued beyond any applicable notice and cure period, Landlord will reimburse Tenant in an amount (the “TI Allowance”) not exceeding Three Hundred Fifty-Two Thousand Eight Hundred Ninety and 00/100 ($352,890.00) Dollars (i.e. $30.00 per rentable square foot of the Premises) toward the cost of the TI Work. Landlord agrees that up to 20% of the TI Allowance ($70,578.00) may be used by Tenant toward the following ‘soft costs’ of the TI Work: Telephone / data wiring, cabling, architectural services and engineering services.

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Landlord shall have no obligation to disburse the TI Allowance unless Tenant requests such disbursement on or before the May 1, 2017 (the “Outside Disbursement Date”). Any reimbursement from the TI Allowance shall be made following substantial completion of the TI Work, within thirty (30) days after delivery of Tenant’s detailed reimbursement request, which disbursement request shall be accompanied by (i) copies of paid invoices covering all of the TI Work, (ii) final waivers of lien from all contractors, subcontractors and material suppliers performing work or providing material in connection with the TI Work, (iii) proof of satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) “as-built” plans and specifications for the TI Work, (v) a written certification in the form of AIA Document G702 (or, if such document is no longer in use, such other form as Landlord shall reasonably approve) from Tenant’s architect stating that (A) the TI Work has been completed in accordance with plans and specifications approved by Landlord, (B) the TI Work has been paid in full by Tenant, and (C) all contractors, subcontractors and materialmen have delivered to Tenant waivers of lien with respect to such work (copies of which shall be included with such architect’s certification), and (vi) such other documents and information as Landlord may reasonably request. Tenant shall pay to Landlord or its designee, within thirty (30) days of demand (or Landlord may withhold out of disbursement of the TI Allowance), the Construction Management Fee. As used herein, the “Construction Management Fee” shall be equal to 4.0% of the cost of the TI Work. Disbursement of the TI Allowance to Tenant to reimburse Tenant for the cost of the TI Work shall be conditioned upon the subject TI Work having been performed in accordance with the provisions of this Lease.

All TI Costs in excess of the TI Allowance shall be paid by Tenant, without reimbursement by Landlord. Any portion of the TI Allowance which has not been requisitioned by Tenant by the Outside Disbursement Date shall no longer be available to Tenant and Tenant shall be deemed to have waived its rights to receive such unused portion of the TI Allowance.

3.           Security Deposit. Pursuant to Section 17.15 of the Lease, Tenant has provided to Landlord a Letter of Credit in the amount of Seventy-One Thousand, Five Hundred Fifty-Eight and 26/100 Dollars ($71,558.26), which Letter of Credit is scheduled to expire on April 30, 2016. In connection with Tenant’s extension of the Term of the Lease, at least thirty (30) days prior to the Extension Commencement Date, Tenant shall deliver to Landlord a substitute Letter of Credit in the amount of the existing Letter of Credit (the “Substitute Letter of Credit”) which shall represent the Security Deposit under the Lease. The Substitute Letter of Credit shall comply with Section 17.15 of the Lease, and effective as of the Extension Commencement Date, all references in the Lease to “Letter of Credit” shall be deemed to refer to the Substitute Letter of Credit.

The last paragraph of Section 17.15 of the Lease is hereby deleted.

4.           Additional Extension Option. The first paragraph of Section 3.3 of the Lease is hereby deleted and replaced with the following:

“Subject to the rights of existing tenants that exist as of the date of the First Amendment to Lease and provided no Default of Tenant has occurred hereunder and the original named Tenant is occupying the entirety of the Premises then demised hereunder both on the date such notice is given and on the commencement date of the Additional Extension Term (as defined below), Tenant may extend the Lease Term for one (1) five (5) year period (the “Additional Extension Term”), by giving Landlord notice of such election (the “Additional Extension Notice”) not less than not less than twelve (12) months before the expiration of the Extension Term. Such extension shall be upon all of the same terms, covenants, and conditions contained in this Lease, except that (a) Tenant shall have no further right to extend the Lease Term, (b) the Base Rent for the Additional Extension Term shall be at a rate equal to the fair market rent for the Premises as of the commencement date of the Additional Extension Term, and (c) Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind.”

All references in Section 3.3 of the Lease to “Extension Term” and Extension Notice” are hereby deleted and replaced with “Additional Extension Term” and “Additional Extension Notice”, respectively.

5.           Right of First Offer for Eighth Floor Space. Tenant hereby confirms that it has no further rights under Section 3.4 of the Lease (“Right of First Offer for Eighth Floor Space”).

6.           Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this First Amendment, other than CBRE – New England and Lincoln Property Company (together, the “Brokers”). Landlord shall pay the Brokers a commission on account of this First Amendment pursuant to a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt in connection with the Lease, as amended by this First Amendment, other than the Brokers.

7.           Landlord Mailing Address. The “Present Mailing Address of Landlord” in Section 1.2 of the Lease is hereby deleted and replaced with the following:

Present Mailing Address of Landlord:	c/o ASB Capital Management, LLC
7501 Wisconsin Avenue
Suite 1300W
Bethesda, MD 20814

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Attn: Brodie Ruland

and:

c/o Lincoln Property Company
53 State Street 7th Floor
Boston, MA 02109
Attn: John Miller

With copies to:

ASB Capital Management, LLC
7501 Wisconsin Avenue, Suite 1300W
Bethesda, MD 20814
Attn: Taryn Fielder, General Counsel

and:

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attention: Barbara A. Trachtenberg, Esq.

8.           Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed. The representations and warranties set forth in Section 17.23 of the Lease are hereby restated and confirmed by Tenant as of the date hereof. Tenant acknowledges that, to the best of Tenant’s knowledge, as of the date hereof Landlord is not in default under any of the terms of the Lease.

9.           Successors and Assigns. Each provision of this First Amendment shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant but also their respective legal representatives, successors and assigns, provided that this provision shall not operate to permit any assignment, subletting, mortgage, lien, charge or other transfer or encumbrance contrary to the provisions of this First Amendment or the Lease.

10.          Counterparts. This First Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument, except that in the event of variation or discrepancy between counterparts the counterpart held by Landlord shall control.

(Signatures on following page.)

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Executed as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

TWO FINANCIAL CENTER, LLC,
a Delaware limited liability company

By:	Lincoln ASB Two Financial, LLC, Its Sole Member

	By:	Lincoln-Two Financial LLC, Its
Managing Member

		By:	Non-Member Manager, Inc., Its Manager

			By:	/s/ Scott A. Brown
Name: Scott A. Brown
Title: Executive Vice President

TENANT:

CARTESIAN, INC., a Delaware corporation

By:	/s/ Peter Woodward
Name: Peter Woodward
Title: CEO

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